Exhibit 99.h6

WEDGEWOOD INVESTMENT GROUP, INC.

PROXY AND CORPORATE ACTION VOTING

POLICIES AND PROCEDURES

I.

INTRODUCTION

Wedgewood Investment Group, Inc. is the beneficial owner of its portfolio securities.  The Company’s Board of Directors (the “Board”) on behalf of the Company, has the right and fiduciary obligation to vote proxies relating to the Company’s portfolio securities in a manner consistent with the best interests of the Company and its stockholders.   Accordingly, the Board has adopted these Proxy and Corporate Action Voting Policies and Procedures with respect to voting proxies relating to portfolio securities held by the Company (these “Policies and Procedures”).

II.

POLICY

A.

Delegation to the President

1.   The policy of the Company is to delegate the responsibility for voting proxies relating to portfolio securities held by the Company to the President of the Company as part of the Presidents general management of the Company, subject to the Board’s continuing oversight.

2.  The policy of the Company is also to adopt the policies and procedures used by the President to vote proxies relating to portfolio securities held by the Company.  (the “President’s Policies and Procedures”)

III.

FIDUCIARY DUTY

The right to vote proxies with respect to portfolio securities held by the Company is an asset of the Company.  The President acts as a fiduciary of the Company and must vote proxies in a manner consistent with the best interest of the Company and its stockholders.

IV.

PROXY VOTING PROCEDURES

A.   Annual Presentation of Proxy Voting Policies to the Board.   At least annually, the President shall present to the Board for its review the Presidents Policies and Procedures relating to Proxy Voting.  In addition, the President shall notify the Board promptly of material changes to the President’s Policies and Procedures.

B.   Annual Presentation of Proxy Voting Record to the Board.  At least annually, the President shall provide to the Board a record of each proxy voted with respect to portfolio securities held by the Company during the year.  With respect to those proxies that the President had identified as involving a conflict of interest, the President shall submit a separate report indicating the nature of the conflict of interest and how that conflict was resolved with respect to the voting of the proxy.  For this purpose, a “conflict of interest” shall be deemed to occur when the President, or an affiliated person of the President, has a financial interest in a matter presented by a proxy to be voted on behalf of the Company, other than the obligation the President incurs as President of the Company, which may compromise the President’s independence of judgment and action in voting the proxy.

C.  Resolution of Conflicts of Interest.  Where a proxy proposal raises a material conflict of interest between the interests of the President, or an affiliated person of the President, and those of the Company, the President shall resolve such conflict in the manner described in the President’s Proxy Policies and Procedures.  If the President determines such conflict prevents the President from determining how to vote on the proxy proposal in the best interests of the Company, the President shall either:

1.         Vote in Accordance with a Predetermined Specific Policy.   To the extent that the President’s Policies and Procedures include a pre-determined voting policy for various types of proposals and the President has little or no discretion to deviate from such policy with respect to the proposal in question, the President shall vote in accordance with such pre-determined voting policy.

2.        Notify and Obtain Consent of the Board.   To the extent that the President’s Policies and Procedures include a pre-determined voting policy for various proposals and the President has discretion to deviate from such policy, the President shall disclose the conflict to the Board and obtain the Board’s consent to the proposed vote prior to voting on such proposal.

a.      Detailed Disclosure to the Board.   To enable the Board to make an informed decision regarding the vote in question, such disclosure to the Board shall include sufficient detail regarding the matter to be voted on and the nature of the conflict.  When the Board does not respond to such a conflict disclosure request or denies the request, the President shall abstain from voting the securities held by the Company.

V.

REVOCATION OF AUTHORITY TO VOTE

The Delegation by the Board of the authority to vote proxies relating to portfolio securities held by the Company may be revoked by the Board, in whole or in part, at any time.

VI.

ANNUAL FILING OF PROXY VOTING RECORD

The Company shall file an annual report of each proxy voted with respect to portfolio securities held by the Company during the twelve-month period ended June 30 on Form N-PX not later than August 31 of each year.

VII.

PROXY VOTING DISCLOSURES

A.    The Company shall include in its Form N-CSR (certified shareholder report) a description of these Policies and Procedures and of the President’s Proxy Policies and Procedures.

B.    The Company shall include in its Annual and Semi-Annual Reports to shareholders:

1.     A statement that a description of these Policies and Procedures is available without charge, upon request, by calling the Company’s telephone number or through a specified internet address, and on the SEC website.

2.   A statement that information regarding how the Company voted proxies relating to portfolio securities held by the Company during the most recent 12-month period ended June 30 is available without charge, upon request, by calling the Company’s telephone number (or through a specified internet address or both) and on the SEC website.

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